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                                                                   Exhibit 10.7


                                                            ML&B DRAFT 12/18/99

                                                                  VI B. (14)(b)

                         MARKETING TRANSITION AGREEMENT

This Marketing Transition Agreement is entered into this 14th day of May, 1998 (the "Effective Date") by and between Bell Atlantic Network Systems (Bermuda) Limited, formerly NNS (Bermuda) Limited, a Bermuda corporation with offices at The Emporium Building, 69 Front Street - Fourth Floor, Hamilton HM12, Bermuda ("BANSB"), NYNEX Network Systems Company, a Delaware Corporation with offices at 4 West Red Oak Lane, White Plains, New York 10604 ("NNS") and FLAG Limited, a Bermuda Corporation with offices at Richmond House, 12 Par-la- Ville Road, Hamilton, HM08, Bermuda ("FLAG"). BANSB, NNS and FLAG are hereinafter also referred to individually as "Party" and collectively as the "Parties."

                                    RECITALS

WHEREAS, On April 19, 1994, BANSB and FLAG entered into a Marketing Services Agreement (the "Agreement"), pursuant to which BANSB secured the exclusive right to provide certain marketing services for FLAG for the operating life of the FLAG cable (the "Marketing Services"); and

WHEREAS, with the closure of FLAG's permanent financing and movement to an operating entity, FLAG believes that it is now better positioned to devote its attention to the marketing and sale of


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FLAG capacity and BANSB is willing to transition its obligations under the
Agreement to FLAG; and

WHEREAS, FLAG and BANSB desire to describe the terms and conditions under which an orderly transition of BANSB's obligations under the Agreement to FLAG should occur, with such terms and conditions including, INTER ALIA, (i) a discussion of how FLAG intends to market and sell FLAG capacity, (ii) an implementation plan for the transition of BANSB functions to FLAG in a manner that is seamless to the industry, (iii) various payments to BANSB, and (iv) the continued involvement of NNS in the activities of FLAG, in recognition of Bell Atlantic Corporation's strategic importance as not only FLAG's largest investor but as one of the largest telecommunications companies in the world.

NOW, THERFORE, in consideration of the mutual promises set forth herein, the Parties agree as follows:

1.       TRANSITION

         (a) The Agreement shall terminate on the seventh day after the Effective Date (the "Termination Date"). In advance of said Termination Date, the Parties agree that continuity and stability are essential if the sales, marketing and support functions presently being performed by BANSB are to be transitioned to FLAG in an orderly and efficient manner. The Parties shall jointly develop a transition plan aimed at completing the transition by the


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         Termination Date in a manner that is transparent to the customer.
         During this transition period, BANSB will cooperate to implement with FLAG personnel decisions of FLAG regarding the personnel named on
         Schedule 1 hereto. BANSB and FLAG will use best efforts to ensure all sales related processes necessary to accomplish a smooth transition will be in place prior to the Termination Date. Without limiting the generality of the foregoing, BANSB will transfer to FLAG in a timely manner all operating procedures and work product in a usable manner and will provide FLAG-designated personnel with appropriate orientation. All costs accruing after the Termination Date with respect to BANSB personnel who transfer to FLAG will become the obligation of FLAG, other than commissions on sales for which FLAG must pay commissions to BANSB.

         (b) All expenses associated with the transition of BANSB obligations to FLAG ("Transition Expenses") up to the amount set forth in Schedule 2 hereto, shall be paid by FLAG, provided that Transition Expenses shall not include expenses (other than overhead set forth in Schedule 2 between the Effective Date and the Termination Date) to be agreed upon by the Parties which would in any event have been incurred by BANSB even without such transition. These Transition Expenses include, INTER ALIA, the costs associated with (i) consultant terminations (severance costs associated with consultants will be determined by reference to that consultant's contract and paid by FLAG and will include those consultants who are offered a position with FLAG but who determine not to join FLAG), (ii) BANSB employee terminations (severance costs associated with BANSB employees will be determined by BANSB and FLAG),
         (iii) lease terminations in Bermuda (both the Front


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         Street office as well as apartment leases of specified BANSB personnel)
         and Hong Kong, (iv) equipment leases, (v) the costs associated with the closure of BANSB's Amsterdam and Hong Kong office, and (vi) losses on the disposal of certain fixed assets calculated by reference to said assets written down value. Beyond the amounts described in Section 2, FLAG shall have no responsibility for any expenses associated with the winding up of BANSB and BANSB will indemnify and hold harmless FLAG from any additional Transition Expenses and causes of action relating thereto.

         (c) Although there is no right of assignment under the various consultant agreements that BANSB has with its sales force, BANSB will work with FLAG in an effort to secure such assignment to FLAG, if FLAG so requests, but FLAG will have no obligation to take over any such agreements.

         (d) FLAG shall identify those BANSB and NNS employees that FLAG wishes to have in its organization. BANSB and NNS will work with FLAG and these employees to attempt to secure the most appropriate arrangement, either through secondment or direct hire by FLAG.

         (e) FLAG and BANSB will use best efforts to minimize Transition Expenses. Without limiting the generality of the foregoing, BANSB will act promptly in issuing notices of termination of relevant agreements and other arrangements.


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         (f) Neither BANSB nor any of the BANSB personnel will incur any obligations or take any other actions for which FLAG could be liable without FLAG's prior written consent.

2.       BELL ATLANTIC SERVICES

         (a) BANSB and NNS are affiliates of Bell Atlantic Corporation ("Bell Atlantic"). Recognizing Bell Atlantic's position as one of the largest telecommunication companies in the owrld, FLAG and NNS will work together after the termination of the Agreement to jointly secure the objectives of FLAG. NNS's work with FLAG (hereinafter, "Bell Atlantic Services"), shall include, but not be limited to, (i) working together to secure commitments from telecommunications carriers for capacity,
         (ii) working together on strategic initiatives, including new products, services and pricing, (iii) providing input to FLAG on industry trends and evaluating the impact of those trends on FLAG, (iv) providing technical support to FLAG, (v) providing legal and regulatory support as needed, and (vi) providing communications support.

         (b) The Chief Executive Officer of FLAG and a designee of NNS shall discuss the Bell Atlantic Services and other ways for Bell Atlantic to assist FLAG in achieving its goals once every two weeks.

         (c) FLAG shall provide monthly reports to NNS and the Board of Directors of FLAG (the "FLAG Board") regarding the marketing activities performed by FLAG and the amount of capacity on the FLAG cable for which forecasts or commitments have been received.


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         Such reports shall be in such form and contain such details as may reasonably requested by NNS or the FLAG Board, and shall include tracking for prospective customers, including size, close date and probability of success. FLAG shall keep detailed records of all material activities performed in relation to the provision of marketing services and on reasonable notice, FLAG shall make the same available for inspection by the FLAG Board. NNS shall provide monthly reports to FLAG regarding the Bell Atlantic Services. NNS shall keep detailed records of such Bell Atlantic Services and, on reasonable notice, shall make the same available for inspection by FLAG.

         (d) FLAG shall maintain records of all Bell Atlantic Services performed by NNS or an affiliate. For incidental services (E.G., setting up an Embassy meeting or discussing market conditions) NNS will not bill FLAG. For any longer term, discrete work efforts performed by NNS for FLAG, FLAG shall reimburse NNS for all costs and out-of-pocket expenses incurred by NNS. Costs associated with these discrete work efforts will be agreed upon in writing, in advance by FLAG and NNS.

         (e) The Chief Executive Officer of FLAG, one representative from NNS and one representative from the FLAG Board will form a Committee (the "Goals and Objectives Committee") to provide guidance to FLAG management on strategic matters relating to the marketing and sale of FLAG capacity. FLAG management shall discuss all material strategic and pricing matters which require FLAG Board approval with the Goals and Objectives Committee in advance of presentation to the Board.


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         (f) NNS shall be and shall serve as an independent contractor. Neither
         FLAG on the one hand, nor NNS, on the other hand, shall have any authority to bind or commit the other or to represent itself as an agent of the other.

3.       BANSB COMMISSION

         Consistent with Section 2 of the Agreement, BANSB shall be entitled to all commissions due and owing, to the extent that a capacity sales and/or credit agreement has been executed by the Effective Date. In addition, with respect to capacity sales and/or credit agreements which have been executed by the Effective Date, and under which FLAG has the right to render invoices after the Effective Date, BANSB will be entitled to commissions on the cash amount payable under each such invoice which may be rendered by FLAG within twenty four (24) months after the Effective Date. BANSB will also be entitled to commissions, up to a maximum of $3,000,000, of 3% of the cash amount payable by any carriers set forth in Schedule 3 hereto under invoices which FLAG may render within one year after the Effective Date under capacity sales and/or credit agreements executed by FLAG with such carriers within such one year period. Except as provided for in this Section, BANSB shall not be entitled to any commissions under the Agreement or this Marketing Transition Agreement.

4.       SALES AGENT

         (a) The Parties recognize that BANSB will be transferring to FLAG its rights and obligations under the Agreement just at a time when the FLAG system has become


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         opreational and before BANSB, as sales agent, has an opportunity to gain significant strategic value and enjoy fuller exposure in the marketplace.

         (b) As of the Termination Date, BANSB or an affiliate of BANSB shall, for the life of the FLAG system, be FLAG's non-exclusive sales agent for the sale of four ("4") whole DS- 3s or, in the aggregate, 84 E-1s of capacity on the FLAG system from the United Kingdom to Japan. The total bandwidth provided may be dividable across any combination of terminal pairs. BANSB shall bear any and all expenses associated with the marketing of these four DS-3s. FLAG shall have the right to accept or reject any offers to purchase capacity ("purchase" being defined under the Agreement) which are presented by BANSB to FLAG, but FLAG shall not unreasonably refuse to accept such offers. FLAG and BANSB shall divide equally the net sale proceeds of the purchase price from any such sale of capacity. No additional commission will be earned pursuant to Section 3 of this Marketing Transition Agreement with respect to any capacity sold pursuant to this Section 4. The marketing activities as to the four DS-3s will be coordinated with FLAG.

5.       OUTSTANDING BILLS

         There are certain outstanding bills (the "Outstanding Bills") that BANSB or NNS have sought payment from FLAG. These Outstanding Bills include, INTER ALIA (i) certain publicity, and promotional work performed for FLAG, (ii) legal fees from the firm of Paul, Weiss, Rifkind, Wharton and Garrison, and (iii) miscellaneous expenses associated with the Program Management Services Agreement between FLAG and NNS. In full settlement of


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         these Outstanding Bills, FLAG will make a payment to BANSB on the
         Effective Date of $750,000.

6.       RELEASE

         (a) FLAG, on behalf of itself, FLAG's shareholders, its heirs, legal representatives, subsidiaries and assigns agrees not to sue and does hereby release and forever discharge BANSB and its subsidiaries and affiliates, successors and assigns, and their past and present officers, directors, employees, agents, and the heirs, legal representatives and assigns of any of said persons (the "BANSB Releases") of and from any and all, and all manner of, actions and causes of action, suit, debts, dues, expenses, accounts, bonds, covenants, agreements, judgments, claims, damages, counterclaims and demands whatsoever, in law or equity, that FLAG and its shareholders had, have, or may have against the BANSB Releasees based upon the Agreement and the performance of the BANSB Releasees thereunder, with the exception of those actions and causes of action, suit, debts, dues, expenses, accounts, bonds, covenants, agreements, judgments, claims, damages, counterclaims and demands which arise from the gross negligence or willful misconduct of BANSB.

         (b) BANSB on behalf of itself, BANSB's Shareholder, its heirs, legal representatives, affiliates, parent company, subsidiary and assigns agrees not to sue and does hereby release and forever discharge (i) FLAG and its subsidiaries and affiliates, successors and assigns, (ii) the Administrative Agent, the Collateral Trustee and the Lenders from time to time


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         parties to the Credit Agreement dated as of January 28, 1998 among
         FLAG, the Administrative Agent, the Collateral Trustee and the Lenders (the "Credit Agreement"), and (iii) their past and present officers, directors, employees, agents, and the heirs, legal representatives and assigns of any of said persons (the "FLAG Releasees") of an from any and all, and all manner of, actions and causes of action, suit, debts, dues, expenses, accounts, bonds, covenants, agreements, judgments, claims, damages, counterclaims and demands whatsoever, in law or equity, that BANSB had, has, or may have against the FLAG Releasees based upon the Agreement and the performance of the FLAG Releasees thereunder, with the exception of those actions and causes of action, suit, debts, dues, expenses, accounts, bonds, covenants, agreements, judgments, claims, damages, counterclaims and demands which arise from the gross negligence or willful misconduct of FLAG.

7.       REPRESENTATIONS

         The signatories represent that they have been granted by their respective principals full power and authority to compromise and settle all claims related to the Agreement, to agree to the confidentiality provisions herein and to execute this Marketing Transition Agreement.

8.       CONFIDENTIALITY

         It is understood and mutually agreed that:


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         (a) Except as required by law, the Parties shall keep strictly confidential this Marketing Transition Agreement, any facts, claims, allegations or terms and conditions relating to all or a part of this Marketing Transition Agreement, any statements, negotiations, proceedings or opinions in connection therewith and any information made available by one Party to another Party pursuant to the terms of this Marketing Transition Agreement;

         (b) Except as required by law or regulation, no Party will seek or create any publicity or make any statement to anyone concerning the other Parties to this Marketing Transition Agreement or any of their affiliates, or present or former officers, directors, employees or agents;

         (c) The restrictions under clauses (a) and (b) immediately above shall not apply to the Administrative Agent, the Collateral Trustee and the Lenders from time to time parties to the Credit Agreement dated as of January 28, 1998 among FLAG, the Administrative Agent, the Collateral Trustee and the Lenders; and

         (d) Any press releases concerning this Marketing Transition Agreement must be reviewed in advance and approved by both FLAG and BANSB.

9.       ORAL MODIFICATIONS

         This Marketing Transition Agreement may not be changed orally.


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10.      GOVERNING LAW

         This Marketing Transition Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of laws thereof.

11.      SURVIVAL

         Obligations under this Marketing Transition Agreement which, by their nature, would continue beyond the termination of this Marketing Transition Agreement, shall survive such termination.

12.      WAIVER

         The failure of any Party to exercise any right provided for herein shall not be deemed a waiver of such right and the wiaver of any right provided for herein shall not be deemed a waiver of any other right hereunder.

13.      BINDING NATURE

         This Marketing Transition Agreement shall be binding upon, and inure to the benefit of, each of the Parties and their respective successors and permitted assigns, provided that no Party may assign this Marketing Transition Agreement without the prior written consent of the other Parties, and any attempted assignment without such consent shall be null and void; provided, further, however, that FLAG may pledge and assign this marketing Transition Agreement to the Collateral Trustee for the benefit of the Secured Parties, as defined in the


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         Credit Agreement. Nothing contained in this Marketing Transition
         Agreement, express or implied, shall be deemed to confer any right or remedy upon, or obligate any Party to, any person or entity other than the Parties. Notwithstanding the foregoing, and consistent with Section
         6.11 of the Credit Agreement, in the event that the Majority Lenders (as defined under the Credit Agreement) do not find this Marketing Transition Agreement reasonably satisfactory, then the Parties shall jointly take such action as is necessary to satisfy said Majority Lenders.

14.      ENFORCEABILITY

         If any term in or provision of this Marketing Transition Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, under any applicable enactment or rule of law, such term or provision or part thereof shall to that extent be deemed not to form part of this Marketing Transition Agreement and the validity and enforceability of the remainder of this Marketing Transition Agreement shall not be affected. The Parties undertake in good faith to replace any invalid or unenforceable provision with one which leads to the same economic result.

15.      NOTICES

         Any notices required or permitted to be sent under this Marketing Transition Agreement shall be sent by registered mail, return receipt requested or by express mail, telecopy, or hand delivery to the address of the Party in this Section. Notices sent by registered mail shall be deemed effective on the third business day following mailing and if sent by express mail,


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         telecopied, or hand delivered, shall be deemed effective on receipt.
         Any Party may change its address and/or recipient for notices by notifying the other Party in accordance with this Section.


Any notice required to be delivered to BANSB or NNS shall be sent to:
NYNEX Network Systems Company
Attn: Senior Vice President
4 West Red Oak Lane
White Plains, NY 10604
Facsimile:  914-644-6977

With a copy to:
Bell Atlantic
Legal Department
Attn: Richard G. Warren, Esq.
1095 Avenue of the Americas
New York, NY 10036
Facsimile:  212-764-2739

Any notice required to be delivered to FLAG shall be sent to:
FLAG Limited
Richmond House
12 Par-la-Ville Road
Hamilton HM08 Bermuda
Attention:  Chief Executive Officer

16.      COUNTERPARTS

         This Marketing Transition Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute but one and the same instrument.


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IN WITNESS WHEREOF, the Parties have caused this Marketing Transition Agreement to be executed by their duly authorized representatives effective as of the day and year first above written.

FLAG Limited                               Bell Atlantic Network Network Systems
                                           (Bermuda) Limited


By:  /s/ Andres Bande                      By:  /s/ John C. Perry
     -------------------------------            --------------------------------
         Andres Bande                               John C. Perry
         Chief Executive Officer                    President

                                           NYNEX Network Systems Company


                                           By:  /s/ Daniel C. Petri
                                                --------------------------------
                                                    Daniel C. Petri
                                                    Authorized Signator



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